EXHIBIT 99.1

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                                                              JOINT NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE


      COFFEYVILLE                                               ENGlobal
      RESOURCES                                               Corporation
      ---------                                               -----------
CONTACT:                                                                CONTACT:
Angie Dasbach                                                Natalie S. Hairston
Coffeyville Resources, LLC                                  ENGlobal Corporation
(913) 982-0482                                                    (281) 821-3200

                     ENGLOBAL AWARDED CLEAN FUELS PROJECT BY
                 COFFEYVILLE RESOURCES REFINING & MARKETING, LLC

HOUSTON, TX, JANUARY 31, 2005 - ENGlobal Engineering, Inc., a subsidiary of ENGlobal Corporation (AMEX: ENG), and Coffeyville Resources Refining & Marketing, LLC ("CRRM"), a subsidiary of Coffeyville Resources, LLC, announced today that they have entered into an Engineering and Procurement Services Agreement. Under the Agreement, ENGlobal will furnish detailed engineering and procurement services for CRRM's ultra low sulfur diesel fuel facilities at its Coffeyville, Kansas refinery. ENGlobal estimates that the Agreement will result in approximately 150,000 man-hours in engineering and related activities in addition to a significant amount of revenue attributable to the procurement of materials and equipment. The project is scheduled to be completed in the third quarter of 2006.

The scope of the Agreement requires ENGlobal to provide all design and engineering services, including all process, mechanical, civil, structural, electrical, piping and other design services, and all procurement services for the project. ENGlobal's performance under this Agreement will commence immediately.

"We are honored to support Coffeyville Resources as its sole provider of engineering and procurement services on this project," said Michael L. Burrow, P.E., Chairman and Chief Executive Officer of ENGlobal Corporation. "The award of this contract by Coffeyville Resources further solidifies our business in the Central States region and illustrates ENGlobal's clean fuel refining capabilities, a trend discussed in our most recent letter to stockholders."

Keith Osborn, CRRM's Executive Vice President and General Manager, said, "ENGlobal has performed excellent work with us on past projects, and brings a staff of well-qualified professionals who can deliver on schedule. We look forward to a successful and timely implementation of this project by working together with ENGlobal as a team."

About Coffeyville Resources Refining & Marketing, LLC
-----------------------------------------------------
Coffeyville Resources Refining & Marketing, LLC, a subsidiary of Kansas City, Kansas-based Coffeyville Resources, LLC, operates a sophisticated oil refinery in Coffeyville, Kansas. The refinery processes approximately 100,000 barrels per day of crude oil and other inputs, and uses advanced processing units including coking, cracking, isomerization, alkylation and reforming. The refinery produces approximately four million gallons of transportation fuels daily, primarily gasoline and distillates. CRRM is a part of the Coffeyville Resources, LLC group of companies, which includes Coffeyville Resources Nitrogen Fertilizers, LLC; Coffeyville Resources Terminal, LLC; Coffeyville Resources Crude Transportation, LLC; and Coffeyville Resources Pipeline, LLC.


                                    ~ more ~

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           600 Century Plaza Drive o Suite 140 o Houston, Texas 77073
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
January 31, 2005
Page 2


About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries, and provides services and products that support the advanced automation and environmental technology fields. The Company, with its subsidiaries, now employs over 1,300 employees and occupies over 275,000 square feet of office and manufacturing space. In 2004, the Company was named the fastest growing engineering firm in the United States by ZweigWhite. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2003, Form 10-Q's for the quarters ended September 30, 2004, June 30, 2004, and March 31, 2004, current Forms 8-K, and other SEC filings. Among other matters, there can be no assurance the Company will provide significant services under its new contract or that the provision of those services will be profitable. In particular, procurement of materials and equipment does not typically result in significant gross profits to the Company as a percentage of revenue. The information contained in this press release is also subject to the risk factors identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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